Exhibit 99.1

News Release

www.nortelnetworks.com
May 26, 2004
For more information:
Investors:	Media:
(888) 901-7286 (905) 863-6049 investor@nortelnetworks.com	Tina Warren (905) 863-4702 tinawarr@nortelnetworks.com

Nortel Networks Announces The Hon. John Manley Appointed to Board of Directors

OTTAWA — Nortel Networks Corporation [NYSE/TSX:NT] announced today that the Hon. John Manley, Former Deputy Prime Minister of Canada, has been appointed to the Company’s Board of Directors.

“Nortel Networks is a great company, a technology engine in Canada and one that has been successful around the world”, said Manley. “I am confident in Nortel Networks future and I am pleased to be joining the Board of Directors. I look forward to being part of the team as we work through the Company’s immediate challenges and build on Nortel Networks success as a leading provider of communications networking solutions.”

During his more than 15 years in public service, the Hon. John Manley held several senior portfolios in the Canadian federal government under former Prime Minister Jean Chrétien including: Finance Minister; Minister of Industry, Minister of Foreign Affairs; Political Minister for Ontario; Chairman of the Cabinet Committees on Economic Union and Social Union; and the Minister for Infrastructure and Crown Corporations.

While serving as Minister of Foreign Affairs and following the terrorist attacks of September 11, 2001, the Hon. John Manley was appointed by the Prime Minister as Chairman of the Ad Hoc Cabinet Committee on Public Security and Anti-terrorism. For his stand against terrorism and its causes, he was named TIME Canada’s magazine “Newsmaker of the Year” in December 2001.

The Hon. John Manley has announced that he will be joining the international law firm of McCarthy Tétrault LPP as counsel. Mr. Manley most recently chaired a review committee reporting to the Ontario Minister of Energy on the role of Ontario Power Generation, which delivered its report March 2004.

Mr. Manley is a graduate of Carleton University with a Bachelor of Arts degree. He studied at l’Université Lausanne — École de français moderne in 1972 and then studied law at the University of Ottawa graduating in 1976.

Mr. Manley was also appointed today to serve as a Director of Nortel Networks Limited, the principal operating subsidiary of Nortel Networks Corporation.

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Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com or www.nortelnetworks.com/media_center.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004; the impact of the inability to meet Nortel Networks filing obligations on credit and support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal control; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; Nortel Networks ability to meet the financial covenants in its credit facilities; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations, Nortel Networks cash flows and compliance with financial covenants; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; risks associated with a consolidation of Nortel Networks common shares; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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